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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


                Smithfield Foods Expects Second Quarter Earnings
                        Above Expectations and Last Year

Smithfield, Virginia (October 16, 2001)--Smithfield Foods, Inc. (NYSE:SFD) announced today that earnings for the second quarter of fiscal 2002 ending October 28 are expected to be substantially above analysts' expectations and results of a year ago. The company said that it expects to report fully diluted earnings for the second quarter of approximately $.54 per share compared with $.42 per share in the same quarter of fiscal 2001.

Smithfield Foods said that its Meat Processing Group is maintaining margins comparable to a year ago, in spite of higher live hog prices. Hog production earnings, however, are rising considerably as a result of the higher live hog prices versus last year. The company said that its vertical integration strategy of combining meat processing and hog production continued to create sustained earnings growth.

Consensus earnings estimates for the second quarter are for $.47 per diluted share, according to First Call. Smithfield Foods will announce earnings on November 20.

Smithfield Foods has delivered a 28 percent average annual compounded rate of return to investors since 1975. In the last 15 years, the company's share price has outperformed the S&P 500 Index by more than 350 percent. With annual sales of $6 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of live hogs, raw materials and supplies, live hog production costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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Contact:
Jerry Hostetter
Smithfield Foods, Inc.
(212) 758-2100